For period ending   May 31  2002		Exhibit 77C

File number 811 7286


2002 Target Term Trust Inc.


On March 21, 2002 the Funds shareholders elected board members at an annual meeting of shareholders. Pursuant to Instruction 2 of Sub
Item 77C of Form N-SAR, it is not necessary to provide in this exhibit details concerning shareholder action regarding the election of directors since there were no solicitations in opposition to the registrants nominees and all of the nominees were elected.




2002 Target Term Trust Annual NSAR